EXHIBIT 99.1

Home BancShares, Inc. and Florida Business BancGroup, Inc. Announce Signing of Definitive Agreement

CONWAY, Ark., June 17, 2015 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) ("Home" or "the Company"), parent company of Centennial Bank ("Centennial"), and Florida Business BancGroup, Inc. ("FBBI"), parent company of Bay Cities Bank ("Bay Cities") headquartered in Tampa, Florida, today announced the signing of a definitive agreement and plan of merger for Home to acquire FBBI. Under the terms of the agreement, FBBI will merge into Home, and Bay Cities will merge into Centennial, and shareholders of FBBI will receive proceeds from the transaction of approximately $101.6 million as a combination of both Home common stock and cash, split 80% and 20%, respectively.

FBBI currently operates six branch locations and a loan production office in the Tampa Bay area and in Sarasota, Florida. As of March 31, 2015, FBBI had approximately $540.5 million in total assets, $391.7 million in loans, and $461.4 million in deposits. Upon completion of the acquisition, the Company will have approximately $8.5 billion in total assets.

"This is a smart, strategic acquisition for Home which allows us to increase our market share in the Tampa area, while continuing to increase shareholder value with disciplined pricing," said John Allison, Home's Chairman. "There is no dilution in this transaction for our shareholders. It will be immediately accretive to diluted earnings per share, book value and tangible book value on day one."

 "We are excited to join the Centennial team," said Gregory Bryant, Bay Cities President and Chief Executive Officer. "We believe the merger provides immediate and long-term value to our shareholders and will offer our customers the benefits of Centennial Bank's considerable resources and range of products."

"We are pleased to have an opportunity to expand and complement our Central Florida footprint," said Tracy French, Centennial's Chief Executive Officer.  "We look forward to adding Bay Cities experienced bankers to our team and to serving the customers of Bay Cities by providing the same friendly, local service they have grown accustomed to, while also providing increased resources through the combined franchise."

The acquisition is expected to close late in the third quarter or early in the fourth quarter of 2015 and is subject to FBBI shareholder approval, regulatory approvals, and other customary conditions.

Until Centennial and Bay Cities convert to a single operating system, which is anticipated to occur on November 6, 2015, Centennial and Bay Cities customers should continue to do business at their current Centennial or Bay Cities branches. Customers of both banks, however, will be able to use Centennial and Bay Cities ATMs free of charge in the near future.

In connection with the acquisition of FBBI, Home intends to file with the SEC a Registration Statement on Form S-4 (the "Registration Statement") to register the shares of Home common stock to be issued to shareholders of FBBI in connection with the transaction. The Registration Statement will include a Proxy Statement of FBBI and a Prospectus of Home, as well as other relevant materials regarding the proposed merger transaction involving the Home and FBBI. INVESTORS AND SECURITY HOLDERS OF FBBI ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents, once they are filed, and other documents filed with the Securities and Exchange Commission (the "SEC") on the SEC's website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Home at Home's website at http://www.homebancshares.com, Investor Relations, or by contacting Brian Davis, by telephone at (501) 328-4770.

Additional information regarding the acquisition has been provided in a supplemental presentation available on the Company's website at www.homebancshares.com, under the "Investor Relations" section.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida, South Alabama and New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and FBBI, including future financial and operating results, the combined company's plans, objectives, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the possibility that the acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Home's stock price before closing, (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and FBBI operate; (iv) the ability to promptly and effectively integrate the businesses of Home and FBBI; (v) the reaction to the transaction of the companies' customers, employees and counterparties; and (vi) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

CONTACT: Home BancShares, Inc.
         Brian S. Davis
         Investor Relations Officer
         (501) 328-4770

         Centennial Bank
         Tracy French
         Chief Executive Officer
         (501) 941-4278